Exhibit 99.1

JBI, Inc. Receives $1 Million From Debt Financing and Provides Processor No. Three Operations Update

Niagara Falls, New York, August 30, 2013 - JBI, Inc. (the “Company” or “JBI”) (OTCQB: JBII), a clean energy company that recycles waste plastic into liquid fuels, announced today the  receipt of $1 million in proceeds from the sale of a secured promissory note and a successful first cycling of its flagship third processor leading to its continued operation.

On August 29th, the Company sold to Mr. Richard Heddle, the Company’s President, Chief Executive Officer and a director, a $1 million 12% secured promissory note, together with a five-year warrant to purchase up to one million shares of the Company’s common stock at an exercise price of $0.54 per share. Gross proceeds to the company were $1 million. The Company had previously reported the entry into a term sheet agreement with Mr. Heddle concerning the note financing. Further details regarding the financing can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

“This financing is a crucial bridge for our Company, as we continue to move forward with our new executive team and implement strategies for cost reduction, while also focusing on building fuel production momentum,” stated Chief Financial Officer Nicholas Terranova.

As previously planned, the Company cooled and cycled processor number three, it’s recently commissioned Plastic2Oil® processor, for approximately six days to inspect the machine internally, perform routine safety checks, and make minor adjustments to the machine’s flue gas piping. Processor number three’s initial production run lasted a total of 30 days, until the machine was cooled down intentionally.

“The speed in which we were able to cycle processor number three was very encouraging. We believe the technology behind our third processor is absolutely world-class. With our previously disclosed spending cuts and production momentum, we continue to progress with an eye on moving this company closer to a cash flow positive state,” stated Richard Heddle, JBI’s Chief Executive Officer.

JBI Chief of Technology, John Bordynuik stated, “Processor number three, as expected, had very mild amounts of coking throughout the pre-melt and the residue removal system has been operating as we had hoped. The resultant mild coking in the pre-melt was expected, due to our flue gas piping needing to be slightly adjusted. The reactor and residue kilns were both in excellent condition during our visual inspection. In addition, the adjustments that were made to the machine’s flue gas piping have helped the machine achieve ideal heat profiling, which is precisely what we were striving for during this period of downtime. Our next step for processor number three is to work on maximizing feed rates.”

For further information about JBI, Inc., readers of this press release should review the Company’s disclosures in its periodic reports, which are publicly available on the website of the Securities and Exchange Commission at www.sec.gov.

About JBI, Inc.

JBI, Inc. is a clean energy company that recycles waste plastic into liquid fuels. JBI’s proprietary Plastic2Oil technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com.

Forward Looking Statements

This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 15, 2013, as amended on April 30, 2013, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT

Chris Irons
Corporate Communications & Investor Relations Manager
716.471.5995
ir@jbi.net

MEDIA INQUIRIES

media@jbi.net
or please visit the JBI, Inc. Newsroom at
www.plastic2oil.com